SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”) is made this 27th day of July, 2009, by and between VELOCITY ENERGY INC. (f/k/a Sonterra Resources, Inc.), a Delaware corporation (the “Company” or “Velocity”), and THE LONGVIEW FUND, L.P., a California limited partnership (the “Stockholder”), to be effective as of November 1, 2008 (the “Effective Date”).

WHEREAS:

A.  The Stockholder currently holds 23,182,876 shares or 87.99% of the issued and outstanding shares of the common stock of the Company. The Stockholder and the Company desire to exchange (the “Share Exchange”) 20,000,000 shares of Company common stock for 20,000,000 shares of Series “A” Convertible Preferred Stock issued by the Company (“Preferred Stock”). Each share of Preferred Stock is valued at $1.20 per share for an aggregate value of twenty-four million dollars ($24,000,000) and will be convertible into shares of common stock at a fixed rate of $1.20 per share (“Stated Value”), which will also be the Conversion Value and the Liquidation Value as defined in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Velocity Energy Inc. filed with the Delaware Secretary of State on March 4, 2009, as corrected by the Certificate of Correction filed with the Delaware Secretary of State on April 9, 2009, copies of which are attached hereto as Exhibits “A” and “B”, respectively, and made a part hereof. The Share Exchange will be effective upon the execution of this Agreement by all Parties hereto, to be effective as of  the Effective Date, at which time the 20,000,000 shares of common stock would be retired concurrently with the issuance of the Preferred Stock; and

B.  The Company and Stockholder also desire to effectuate its previous understanding and agreement in connection with the Financial Restructuring of the Company on November 13, 2008, wherein the Stockholder herein accepted payment of $1,000,000.00 in exchange for (i) the partial repayment of its Senior Secured Note issued in connection with the Securities Exchange on February 13, 2008; (ii) Stockholder’s agreement to subordinate its remaining indebtedness in the form of the Longview Subordinated Note; and (iii) Stockholder’s cancellation of its warrants to purchase 3,000,000 shares of Company common stock (the “Warrants”) out of the 4,958,678 total shares underlying the Stockholder’s convertible note and warrants.

NOW, THEREFORE, in consideration of the premises, their mutual covenants and agreements, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Stockholder and the Company agree as follows:

1.  Assignment of Common Shares.   The Stockholder agrees to assign over to the Company 20,000,000 shares of Velocity common stock for cancellation and retirement in exchange for 20,000,000 shares of Velocity Preferred Stock having a Stated Value of a fixed rate of $1.20 per share.

2.  Issuance and Assignment of Preferred Shares.   The Company agrees to issue to Stockholder 20,000,000 shares of Velocity Preferred Stock with the aforementioned Stated Value in exchange for 20,000,000 shares of Velocity common stock on a one-for-one exchange basis to be transferred by the Stockholder to the Company for cancellation and retirement.

3.  Representations and Warranties.  Recognizing that the Company will be relying on the information and on the representations and warranties set forth herein, the Stockholder hereby acknowledges, represents and warrants to the Company as follows:

a.           Title to the Warrants.  The Stockholder owns beneficially and of record, free and clear of any encumbrances, the Warrants, and the Stockholder has the unrestricted right, power and authority to sell, assign, transfer and deliver the Warrants to the Company as contemplated in this Agreement.

b.           Access to Information.  The Stockholder represents that it has been afforded access, prior to Stockholder’s receipt of the Preferred Stock, to such information relating to the Company as it has desired, and that it has been given the opportunity to (i) ask questions of, and receive answers from, the Company and its officers, directors and representatives concerning the Company and the terms and conditions of the Share Exchange and the acquisition of the Preferred Stock, and (ii) obtain any additional information about the business and financial condition of the Company that the Company possesses or can reasonably obtain without the expenditure of undue time or expense, which additional information has been timely and satisfactorily received. The Stockholder has approved the Exchange with full knowledge and understanding of the terms and conditions set forth in this Agreement.

c.           Investment Purpose.  The shares of Preferred Stock (and the underlying shares of Velocity common stock) are being acquired by the Stockholder for investment purposes only, for the Stockholder’s own account, and not with a view toward resale or other distribution thereof, and the Stockholder is not participating, directly or indirectly, in any underwriting or other such undertaking in connection therewith.  The Stockholder represents that the Preferred Stock (and the underlying shares of Velocity common stock) to be received by Stockholder hereunder will not be sold or transferred by the Stockholder in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any state securities law, and the Stockholder has no present or contemplated agreement or commitment providing for, or which is likely to compel, the disposition of the Preferred Stock without registration of the Preferred Stock.

d.           Restrictions on Transfer of Preferred; Legend.  The Stockholder acknowledges that it will not sell, pledge or otherwise dispose of any part of the Preferred Stock (and the underlying shares of Velocity common stock) owned by it, unless and except for such sale, pledge, or other disposition undertaken in full compliance with all of the applicable provisions of the Securities Act and the rules and regulations thereunder, and the securities laws of any applicable state.  The Stockholder agrees that the Company may refuse to transfer any part of the Preferred Stock (and the underlying shares of Velocity common stock) owned by the Stockholder until the Company has received written confirmation from counsel reasonably acceptable to it to the effect that the provisions of this Section 3(d) have been satisfied. The Stockholder acknowledges that the Company shall be duly authorized and empowered to place a stop transfer order against the transfer of that part of the Preferred Stock (and the underlying shares of Velocity common stock) owned by the Stockholder until it satisfies the conditions set forth in this Section 3(d). All stock certificates representing the Preferred Stock owned by the Stockholder shall be endorsed with a restrictive legend consistent with the foregoing.

4.  Cancellation of Warrants.   The Stockholder hereby transfers and assigns all of its rights, title and interests in and to warrants to purchase 3,000,000 shares of Company common stock, out of a total of 4,958,678 shares underlying a convertible note and warrants held by the Stockholder, and the Stockholder hereby instructs the Company to contemporaneously cancel and terminate those warrants and hereby releases any claim thereto.

5.  Partial Payment and Subordination of Longview Senior Secured Note. The Company and Stockholder also acknowledge and agree that in connection with the Financial Restructuring of the Company on November 13, 2008, the Stockholder herein accepted payment of $1,000,000.00 in exchange for (i) the partial repayment of its Senior Secured Note issued in connection with the Securities Exchange on February 13, 2008; and (ii) Stockholder’s agreement to subordinate its remaining indebtedness in the form of the Longview Subordinated Note, in addition to the assignment and cancellation of the warrants as set forth in Section 4.

6. Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

7.  Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement.

8.  Survival of Representations.  The representations, warranties and agreements of the Stockholder contained herein shall survive the execution and delivery of this Agreement and the receipt by the Stockholder of the Preferred Stock.

9.  Entire Agreement; Amendments.  This Agreement supersedes all other prior oral or written agreements between the Company, Stockholder, and their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the Transaction Documents and instruments referenced herein and therein contain the entire understanding of the parties with respect to the matters covered herein and therein.

10.   Governing Law.   This Agreement will be governed by and construed in accordance with the laws of the State of Texas. Venue for any action arising out of this Agreement shall be exclusively in any state or federal court sitting in Harris County, Texas.

ACCEPTED AND AGREED:

VELOCITY ENERGY INC. (f/k/a Sonterra Resources, Inc.)

By:	/s/ D.E. Vandenberg
Name:	Donald E. Vandenberg
Title:	Chief Executive Officer
Date:	7/27/2007

THE LONGVIEW FUND, L.P.

By:	/s/ S. Michael Rudolph
Name:	S. Michael Rudolph
Title:	CEO and Managing Member
Date:	7/27/2007